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                                                                 EXHIBIT 23.6




July 15, 2002

File: PM57

Golden Star Resources
10579 Bradford Road, Suite 103
Littleton, CO  80127-4247
USA

RE: Report on the Yaou and Dorlin Project, French Guiana

Dear Sirs:

Francis Clouston, Project Assessment Engineer, Cambior Inc., consents to the incorporation by reference in the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-91666) of Golden Star Resources Ltd. (the "Company") of the statements of estimated mineralized material for the Yaou and Dorlin properties included in the Prospectus contained in the Registration Statement by reference to the Annual Report of the Company on Form 10-K for the year ended December 31, 2001. Francis Clouston also consents to the reference to him under the heading "Experts" in the Registration Statement.

Yours Sincerely,

FRANCIS CLOUSTON

/s/ FRANCIS CLOUSTON